Exhibit 21

                                  SUBSIDIARIES

The following is a list of the subsidiaries of the Company as of October 20, 2000:

Subsidiary                                               State of Incorporation
----------                                               ----------------------

Telecommunications Transmission Business Segment
CASI - Comtech Antenna Systems, Inc.                            Delaware
CEFD - Comtech EF Data Corp.                                    Delaware
CSI - Comtech Systems, Inc.                                     Delaware

RF Microwave Amplifier Business Segment
CPST - Comtech PST Corp.                                        New York

Mobile Data Communications Services Business Segment
CMDC - Comtech Mobile Datacom Corp.                             Delaware

                COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

             Index to Consolidated Financial Statements and Schedule

                                                                         Page
                                                                         ----

Independent Auditors' Report                                             F-2

Consolidated Financial Statements:

  Balance Sheets at July 31, 2000 and 1999                               F-3

  Statements of Operations for each of the years in the
  three-yearperiod ended July 31, 2000                                   F-4

  Statements of Stockholders' Equity for each of the years
  in the three-year period ended July 31, 2000                           F-5

  Statements of Cash Flows for each of the years in the
  three-year period ended July 31, 2000                                F-6, F-7

  Notes to Consolidated Financial Statements                          F-8 - F-21

Additional Financial Information Pursuant to the Requirements of Form 10-K:

  Schedule II - Valuation and Qualifying Accounts and Reserves           S-1

Schedules not listed above have been omitted because they are either not applicable or the required information has been given elsewhere in the consolidated financial statements or notes thereto

                          Independent Auditors' Report

The Board of Directors and Stockholders
Comtech Telecommunications Corp.:

We have audited the consolidated financial statements of Comtech Telecommunications Corp. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also audited the financial statement schedule II as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 2000 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule II, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                             KPMG LLP

Melville, New York
October 19, 2000

                        COMTECH TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES
                          Consolidated Balance Sheets
                             July 31, 2000 and 1999

                                     Assets                                               2000              1999
                                                                                     -------------     -------------
Current assets:
    Cash and cash equivalents                                                        $  12,587,000         5,896,000
    Marketable investment securities                                                    18,634,000                --
    Accounts receivable, less allowance for doubtful accounts of $806,000 in 2000
       and $145,000 in 1999                                                             24,204,000         5,152,000
    Other receivables                                                                    9,038,000                --
    Inventories, net                                                                    26,170,000         7,879,000
    Prepaid expenses and other current assets                                              583,000           138,000
    Deferred tax asset - current                                                         3,125,000         1,658,000
                                                                                     -------------     -------------
                            Total current assets                                        94,341,000        20,723,000

Property, plant and equipment, net                                                      10,738,000         4,310,000
Intangible assets, net of accumulated amortization of $308,000 in 2000
    and $78,000 in 1999                                                                 17,669,000         1,623,000
Other assets                                                                               468,000           274,000
Deferred tax asset - non current                                                         2,815,000         2,917,000
                                                                                     -------------     -------------

                            Total assets                                             $ 126,031,000        29,847,000
                                                                                     =============     =============

                Liabilities and Stockholders' Equity
Current liabilities:
    Current installments of long-term debt                                           $   2,100,000                --
    Current installments of capital lease obligations (including payable
       to related party of $347,000 in 2000 and $316,000 in 1999)                          608,000           605,000
    Accounts payable                                                                    11,260,000         3,763,000
    Accrued expenses and other current liabilities                                      13,657,000         5,831,000
    Income tax payable                                                                   1,449,000           195,000
    Net liabilities of discontinued operation                                                   --           137,000
                                                                                     -------------     -------------
                            Total current liabilities                                   29,074,000        10,531,000

Capital lease obligations, less current installments (including payable
    to related party of  $154,000 in 2000 and $501,000 in 1999)                            908,000           959,000
Long-term debt, less current installments                                               37,900,000                --
Other long-term liabilities                                                                367,000                --
                                                                                     -------------     -------------
                            Total liabilities                                           68,249,000        11,490,000
Stockholders' equity:
    Preferred stock, par value $.10 per share; shares authorized and
      unissued 2,000,000                                                                        --                --
    Common stock, par value $.10 per share; authorized 30,000,000 shares,
      issued 7,349,176 shares in 2000 and 4,471,368 shares in 1999                         735,000           447,000
    Additional paid-in capital                                                          66,740,000        23,801,000
    Accumulated other comprehensive income                                                (113,000)               --
    Accumulated deficit                                                                 (8,687,000)       (4,746,000)
                                                                                     -------------     -------------
                                                                                        58,675,000        19,502,000
    Less:
      Treasury stock (82,500 shares in 2000 and 1999)                                     (184,000)         (184,000)
      Deferred compensation                                                               (709,000)         (961,000)
                                                                                     -------------     -------------
                            Total stockholders' equity                                  57,782,000        18,357,000
                                                                                     -------------     -------------

                            Total liabilities and stockholders' equity               $ 126,031,000        29,847,000
                                                                                     =============     =============

           See accompanying notes to consolidated financial statements

                        COMTECH TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    Years ended July 31, 2000, 1999 and 1998

                                                                    2000             1999             1998
                                                                ------------     ------------     ------------
Commitments and contingencies
Net sales                                                       $ 66,444,000       37,886,000       30,114,000
                                                                ------------     ------------     ------------

Costs and expenses:
    Cost of sales                                                 45,942,000       26,405,000       21,330,000
    Selling, general and administrative                           12,058,000        6,554,000        6,013,000
    Research and development                                       2,644,000        2,022,000        1,319,000
    In-process research and development                           10,218,000               --               --
    Amortization of intangibles                                      230,000           78,000               --
                                                                ------------     ------------     ------------
                                                                  71,092,000       35,059,000       28,662,000
                                                                ------------     ------------     ------------
Operating income (loss) from continuing operations                (4,648,000)       2,827,000        1,452,000

Other expenses (income):
    Interest expense                                                 381,000          204,000          234,000
    Interest income                                               (1,511,000)         (65,000)         (36,000)
    Other                                                            201,000          (39,000)         (30,000)
                                                                ------------     ------------     ------------

Income (loss) from continuing operations before income taxes      (3,719,000)       2,727,000        1,284,000
Provision (benefit) for income taxes                                  85,000       (3,754,000)         180,000
                                                                ------------     ------------     ------------

Income (loss) from continuing operations                          (3,804,000)       6,481,000        1,104,000

Discontinued operations (Note 13):
    Loss from operations of discontinued segment
    (net of applicable income tax benefit of $79,000 in 2000
    and $320,000 in 1999)                                           (137,000)        (622,000)              --

    Loss on disposal of segment, including provision in 1999
    of $430,000 for operating losses during phase-out period
    (net of applicable income tax benefit of $306,000)                    --         (594,000)              --
                                                                ------------     ------------     ------------
Net income (loss)                                               $ (3,941,000)       5,265,000        1,104,000
                                                                ============     ============     ============

Basic income (loss) per share:
    Income (loss) from continuing operations                    $      (0.67)            1.56             0.28
    Loss from discontinued operations                                  (0.02)           (0.29)              --
                                                                ------------     ------------     ------------
    Basic income (loss) per share                               $      (0.69)            1.27             0.28
                                                                ============     ============     ============

Diluted income (loss) per share:
    Income (loss) from continuing operations                    $      (0.67)            1.42             0.27
    Loss from discontinued operations                                  (0.02)           (0.27)              --
                                                                ------------     ------------     ------------
    Diluted income (loss) per share                             $      (0.69)            1.15             0.27
                                                                ============     ============     ============
Weighted average number of common shares outstanding-
    Basic computation                                              5,663,000        4,143,000        3,902,000
Potential dilutive common shares                                          --          430,000          264,000
                                                                ------------     ------------     ------------

Weighted average number of common and common equivalent
    Shares outstanding assuming dilution -
    Diluted computation                                            5,663,000        4,573,000        4,166,000
                                                                ============     ============     ============

          See accompanying notes to consolidated financial statements.

                        COMTECH TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                    Years ended July 31, 2000, 1999 and 1998

                                                   Common Stock
                                                   ------------
                                                                                         Accumulated
                                                                           Additional       other
                                                                              paid-in    comprehensive      Accumulated
                                               Shares          Amount         capital       income              deficit
                                               ------          ------         -------       ------              -------
Balance July 31, 1997                       3,975,606    $    398,000    $ 21,994,000               --     $(11,115,000)

Amortization of deferred compensation              --              --              --               --               --
Stock options exercised                        32,400           3,000          61,000               --               --
Net income                                         --              --              --               --        1,104,000
                                            ---------    ------------    ------------     ------------     ------------

Balance July 31, 1998                       4,008,006         401,000      22,055,000               --      (10,011,000)

Amortization of deferred
compensation                                       --              --              --               --               --
Stock issued in acquisition of
Mobile Datacom                                150,000          15,000         513,000               --               --
Restricted shares issued pursuant to
employment stock award agreement              225,000          22,000       1,034,000               --               --
Stock options exercised                        88,362           9,000         199,000               --               --
Net income                                         --              --              --               --        5,265,000
                                            ---------    ------------    ------------     ------------     ------------

Balance July 31, 1999                       4,471,368         447,000      23,801,000               --       (4,746,000)

Amortization of deferred
compensation                                       --              --              --               --               --
Stock issued in acquisition of
Hill Engineering                               30,000           3,000         368,000               --               --
Stock options exercised                       188,117          18,000         404,000               --               --
Unrealized loss on securities net of
reclassification adjustment                        --              --              --         (113,000)              --
Warrants issued                                14,691           1,000          (1,000)              --               --
Shares issued in connection
with public offering                        2,645,000         266,000      42,168,000               --               --

Net loss                                           --              --              --               --       (3,941,000)
                                            ---------    ------------    ------------     ------------     ------------

Balance July 31, 2000                       7,349,176    $    735,000    $ 66,740,000     $   (113,000)    $ (8,687,000)
                                            =========    ============    ============     ============     ============

                                                       Treasury stock
                                                       --------------
                                                                                                      Stock-       Comprehen-
                                                                                   Deferred         holders'             sive
                                                    Shares          Amount     compensation           equity           income
                                                    ------          ------     ------------           ------           ------
Balance July 31, 1997                               82,500    $   (184,000)    $   (215,000)    $ 10,878,000     $         --

Amortization of deferred compensation                   --              --           47,000           47,000               --
Stock options exercised                                 --              --               --           64,000               --
Net income                                              --              --               --        1,104,000        1,104,000
                                                    ------    ------------     ------------     ------------     ------------

Balance July 31, 1998                               82,500        (184,000)        (168,000)      12,093,000        1,104,000

Amortization of deferred
compensation                                            --              --          248,000          248,000               --
Stock issued in acquisition of
Mobile Datacom                                          --              --               --          528,000               --
Restricted shares issued pursuant to
employment stock award agreement                        --              --       (1,041,000)          15,000               --
Stock options exercised                                 --              --               --          208,000               --
Net income                                              --              --               --        5,265,000        5,265,000
                                                    ------    ------------     ------------     ------------     ------------

Balance July 31, 1999                               82,500        (184,000)        (961,000)      18,357,000        5,265,000

Amortization of deferred
compensation                                            --              --          252,000          252,000               --
Stock issued in acquisition of
Hill Engineering                                        --              --               --          371,000               --
Stock options exercised                                 --              --               --          422,000               --
Unrealized loss on securities net of
reclassification adjustment                             --              --               --         (113,000)        (113,000)
Warrants issued                                         --              --               --               --               --
Shares issued in connection
with public offering                                    --              --               --       42,434,000               --

Net loss                                                --              --               --       (3,941,000)      (3,941,000)
                                                    ------    ------------     ------------     ------------     ------------

Balance July 31, 2000                               82,500    $   (184,000)    $   (709,000)    $ 57,782,000     $ (4,054,000)
                                                    ======    ============     ============     ============     ============

          See accompanying notes to consolidated financial statements.

                        COMTECH TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                    Years ended July 31, 2000, 1999 and 1998

                                                                               2000             1999             1998
                                                                           ------------     ------------     ------------
Cash flows from operating activities:
  Net income (loss)                                                        $ (3,941,000)       5,265,000        1,104,000
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
     Loss from discontinued operations                                          137,000        1,216,000               --
     Loss on sale of marketable investment securities                           201,000               --               --
     Unrealized loss on marketable investment securities                       (113,000)              --               --
     Depreciation and amortization                                            2,149,000        1,510,000        1,206,000
     Write-off of in-process research and development                        10,218,000               --               --
     Increase (decrease) in bad debt allowance                                       --          (25,000)          68,000
     Provision (reduction of) inventory reserves                                244,000          341,000         (127,000)
     Deferred income tax benefit                                             (1,298,000)      (4,575,000)              --
     Changes in assets and liabilities, net of effects of acquisitions:
       Restricted cash securing letter of credit obligations                         --           22,000           68,000
       Accounts receivable                                                   (2,111,000)       1,006,000         (449,000)
       Inventories                                                           (4,580,000)      (1,724,000)         548,000
       Prepaid expenses and other current assets                               (412,000)         138,000          (45,000)
       Other assets                                                            (293,000)           9,000           (3,000)
       Accounts payable                                                       3,048,000          372,000         (277,000)
       Accrued expenses and other current liabilities                         3,059,000        2,181,000          479,000
       Income tax payables                                                    1,449,000          195,000               --
       Other liabilities                                                        367,000               --               --
                                                                           ------------     ------------     ------------
          Net cash provided by continuing operations                          8,124,000        5,931,000        2,572,000
          Net cash used by discontinued operations                             (151,000)        (988,000)              --
                                                                           ------------     ------------     ------------
          Net cash provided by operating activities                           7,973,000        4,943,000        2,572,000
                                                                           ------------     ------------     ------------

Cash flows from investing activities:
  Purchases of marketable investment securities                             (37,015,000)              --               --
  Proceeds from sale of marketable securities                                18,000,000               --               --
  Purchases of property, plant and equipment                                 (1,185,000)      (1,000,000)        (312,000)
  Payment for business acquisitions, net of cash received                   (63,138,000)        (173,000)              --
                                                                           ------------     ------------     ------------
          Net cash used in investing activities                             (83,338,000)      (1,173,000)        (312,000)
                                                                           ------------     ------------     ------------

Cash flows from financing activities:
  Borrowings under line of credit facility                                    1,000,000          850,000        1,900,000
  Repayments of borrowings under line of credit facility                     (1,000,000)        (850,000)      (1,900,000)
  Borrowings under loan agreement                                            40,000,000               --               --
  Principal payments on capital lease obligations                              (800,000)        (821,000)        (874,000)
  Proceeds from issuance of common stock, net                                42,434,000               --               --
  Proceeds from exercises of stock options                                      422,000          208,000           64,000
  Restricted stock issuances                                                         --           15,000               --
                                                                           ------------     ------------     ------------
          Net cash provided by (used in) financing activities                82,056,000         (598,000)        (810,000)
                                                                           ------------     ------------     ------------

(continued)

                        COMTECH TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                Consolidated Statements of Cash Flows, Continued
                    Years ended July 31, 2000, 1999 and 1998

                                                                        2000           1999           1998
                                                                    -----------      ---------      ---------
Net increase in cash and cash equivalents                           $ 6,691,000      3,172,000      1,450,000

Cash and cash equivalents at beginning of period                      5,896,000      2,724,000      1,274,000
                                                                    -----------      ---------      ---------

Cash and cash equivalents at end of period                          $12,587,000      5,896,000      2,724,000
                                                                    ===========      =========      =========

Supplemental cash flow disclosure

Cash paid during the period for:
    Interest                                                        $   134,000        204,000        234,000
                                                                    ===========      =========      =========

    Income taxes                                                    $   500,000        169,000         22,000
                                                                    ===========      =========      =========
Non cash investing and financing activities:

    Acquisition of property and equipment through capital leases    $   567,000        136,000      1,207,000
                                                                    ===========      =========      =========

    Capital stock issued in connection with business acquisition    $   371,000             --             --
                                                                    ===========      =========      =========

          See accompanying notes to consolidated financial statements.

                        COMTECH TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             July 31, 2000 and 1999

(1)   Summary of Significant Accounting and Reporting Policies

      (a)   Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Comtech Telecommunications Corp. and its subsidiaries (the Company), all of which are wholly owned. All significant intercompany balances and transactions have been eliminated in consolidation.

      (b)   Nature of Business

      We design, develop, produce and market sophisticated components and systems that are used by telecommunications and defense systems and service providers in a broad range of applications.

      The Company's business is highly competitive and characterized by rapid technological change. In addition, the number of potential customers for the Company's products is limited. The Company's growth and financial position depends, among other things, on its ability to keep pace with such changes and developments and to respond to the sophisticated requirements of an increasing variety of electronic equipment users. Many of the Company's competitors are substantially larger, have significantly greater financial, marketing and operating resources and broader product lines than does the Company. A significant technological breakthrough by others, including smaller competitors or new companies, could have a material adverse effect on the Company's business. In addition, certain of the Company's customers have technological capabilities in the Company's product areas and could choose to replace the Company's products with their own.

      International sales expose the Company to certain risks, including barriers to trade, fluctuations in foreign currency exchange rates (which may make the Company's products less price competitive), political and economic instability, availability of suitable export financing, export license requirements, tariff regulations, and other United States and foreign regulations that may apply to the export of the Company's products, as well as the generally greater difficulties of doing business abroad. The Company attempts to reduce the risk of doing business in foreign countries by seeking contracts denominated in U.S. dollars, advance payments and irrevocable letters of credit in its favor.

      (c)   Revenue Recognition

      Revenues on long-term, fixed price contracts are generally recorded based on the relationship of total costs incurred to date to total projected final costs or, alternatively, as deliveries are made. Revenue under cost reimbursement contracts are recorded as costs are incurred.

      Revenues on other contract orders are recognized under the units of delivery method. Under this method, revenues are recorded as units are delivered with the related cost of sales recognized on each shipment based upon a percentage of estimated final contract costs. Contract costs include material, direct labor, manufacturing overhead and other direct costs. Retainages and estimated earnings in excess of amounts billed on certain multi-year programs are reported as unbilled receivables.

                                                                     (Continued)

      Revenue not associated with long-term contracts are generally recognized when the earnings process is complete, generally upon shipment or customer acceptance.

      Provision for anticipated losses on uncompleted contracts is made in the period in which such losses are determined.

      (d)   Cash and Cash Equivalents

      Cash equivalents consist of highly liquid money market funds with a maturity at acquisition of three months or less. Cash equivalents at July 31, 2000 and 1999 amounted to $4,779,000 and $2,258,000, respectively. These investments are carried at cost plus accrued interest, which approximates market.

      (e)   Statement of Cash Flows

      The Company acquired equipment financed by capital leases in the amounts of $567,000, $136,000 and $1,207,000 in 2000, 1999 and 1998,
            respectively.

      (f)   Marketable Investment Securities

      Marketable investment securities at July 31, 2000 consists of a mutual fund investment classified as available-for-sale and recorded at fair value. Unrealized holding gains and losses, net of the related tax effect on these available-for-sale securities are excluded from earning and are reported as a component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

      (g)   Inventories

      Work-in-process inventory reflects all accumulated production costs, which are comprised of direct production costs and overhead, reduced by amounts attributable to units delivered. These inventories are reduced to their estimated net realizable value by a charge to cost of sales in the period such excess costs are determined.

      Raw materials and components and work-in-process inventory are stated at the lower of cost or market, computed on the first-in, first-out
            (FIFO) method.

      (h)   Long-Lived Assets

      The Company's plant and equipment, which are recorded at cost, are depreciated or amortized over their estimated useful lives (building and improvements - 40 years, equipment - three to eight years) under the straight-line method. Capitalized values of properties under leases are amortized over the life of the lease or the estimated life of the asset, whichever is less. Intangible assets, consisting of goodwill and other intangible assets resulting from acquisitions, are being amortized over their respective lives. The Company reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

      (i)   Other Assets

      Included in other assets at July 31, 2000 and 1999 is approximately

            $350,000 less accumulated amortization, which relates to an intellectual property rights agreement being amortized over the eight-year term of the agreement. At July 31, 2000 and 1999, accumulated amortization related to this purchased technology was approximately $277,000 and $232,000, respectively. The Company assesses the recoverability of the intangible asset by determining whether the amortization of purchased technology over its remaining life can be recovered through undiscounted future operating cash flows from product sales utilizing the technology.

      (j)   Research and Development Costs

      The Company charges research and development costs to operations as incurred, except in those cases in which such costs are reimbursable under customer-funded contracts. In fiscal 2000, 1999 and 1998, the Company was reimbursed by customers for such activities in the amount of $4,272,000, $1,779,000 and $356,000, respectively.

      (k)   Income Taxes

      Income taxes are accounted for under the asset and liability method.
            Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (l)   Earnings Per Share

      The Company calculates earnings per share ("EPS") in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". Basic EPS is computed based on the weighted average number of shares outstanding. Diluted EPS reflects the maximum dilution from potential common stock issuable pursuant to the exercise of stock options and warrants, if dilutive, outstanding during each period. All share and per share amounts have been restated to reflect a three-for-two stock split effective July 30, 1999 (Note 10(f)).

      (m)   Financial Instruments

      Management of the Company believes that the book value of its monetary assets and liabilities approximates fair value as a result of the short-term nature of such assets and liabilities. Management further believes that the fair market value of its long-term debt and capital lease obligations does not differ materially from its carrying value.

      (n)   Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from those estimates.

      (o)   Reclassifications

      Certain reclassifications have been made to the fiscal 1999 consolidated financial statements to conform to the 2000 presentation.

      (p)   Accounting for Stock-Based Compensation

      The Company records compensation expense for employee stock options only if the current market price of the underlying stock exceeds the exercise price on the date of the grant. The Company has elected not to implement the fair value based accounting method for employee stock options of SFAS No. 123, "Accounting for Stock-Based Compensation", but has elected to disclose the pro forma net income per share for employee stock option grants made beginning in fiscal 1996 as if such method had been used to account for stock-based compensation cost as described in SFAS No. 123.

      (q)   Reporting Comprehensive Income

      The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, for the period in which they are recognized. Comprehensive income is the total of net income and all other nonowner changes in equity (or other comprehensive income) such as unrealized gains/losses on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments.

      Comprehensive and other comprehensive income must be reported on the face of an annual financial statement or in the case of interim reporting, the footnote approach may be utilized. The Company's operations in fiscal 1999 and 1998 did not give rise to items includible in comprehensive income which were not already included in net income. Accordingly, the Company's comprehensive income in fiscal 1999 and 1998 is the same as its net income for those periods presented. The amount reported in other comprehensive income for the year ending July 31, 2000 is comprised of unrealized holding losses arising during the period, net of tax, of $113,000.

(2)   Acquisitions

      In the first quarter of fiscal 1999, the Company formed two subsidiaries, Comtech Mobile Datacom Corp. ("CMDC") and Comtech Wireless, Inc. ("CWI") to acquire the assets and assume certain liabilities of two businesses. The purchase price of the business acquired by CMDC amounted to $628,000 consisting of cash of $100,000, 150,000 shares of restricted common stock, valued at $528,000, and warrants to purchase 150,000 shares of common stock at an exercise price of $6.57 per share. The purchase price of the business acquired by CWI amounted to $350,000 consisting of $100,000 of cash and a non-recourse note payable of $250,000. The assets acquired were inventories and equipment. Both acquisitions were accounted for as purchases whereby the assets and liabilities of the businesses acquired were consolidated with those of the Company from their respective acquisition dates. The excess of the purchase price over the fair value of the net assets of the business acquired by CMDC approximated $1,701,000 and is being amortized over a 20-year period. This amount is included in intangible assets in the accompanying consolidated balance sheet. Effective July 31, 1999, the operations of the business acquired by CWI were discontinued (see Note 13). The pro forma effect of the acquisition of CMDC was not material to the results of operations for the year ended July 31, 1999.

      In January 2000, the Company acquired certain assets and assumed certain liabilities of Hill Engineering Inc. ("Hill") in exchange for 50,000 shares of the Company's common stock. Such shares were issued and placed in escrow and will be released to the sellers as follows: (i) 30,000 shares on January 21, 2001 assuming the resolution of certain pending claims; (ii) 10,000 shares on January 31, 2001 assuming Hill meets certain profit goals; and (iii) 10,000 shares on January 31, 2002 also assuming Hill meets certain profit goals. To the extent that Hill does not meet cumulative profit goals by January 31, 2005, the 20,000 escrow shares will be returned to the Company. The acquisition has been accounted for as a purchase. The purchase price amounted to approximately $371,000 which principally represents the fair value of the initial 30,000 shares of common stock to be issued to Hill. The remaining 20,000 shares will be recorded at fair value on the date when the profit goals are met. This business operates in the RF Microwave Amplifiers segment. The accompanying consolidated financial statements reflect this acquisition at the fair value of the assets acquired ($652,000) and liabilities assumed ($871,000) and include the operations of Hill from the date of acquisition through July 31, 2000. The excess of the purchase price over the net assets acquired of approximately $606,000 is included in intangible assets in the accompanying consolidated balance sheet and is being amortized over a 15 year period. The operations of Hill are not material to the operations of the Company. Pro forma results of operations were not provided as their effect on the consolidated operations were not material.

      On July 10, 2000, the Company acquired the business of EF Data, the satellite communications division of Adaptive Broadband Corporation, at an estimated adjusted cost of $54,359,000. The preliminary cash purchase price of $61,500,000 was partially financed with $40 million supplied through institutional secured borrowings. Direct acquisition costs amounted to $1,628,000. Based upon the acquisition agreement, an adjustment to the purchase price in the amount of $9,038,000 is due the Company which is included in the consolidated balance sheet in other receivables (this amount was received by the Company in September 2000).

      The acquisition was accounted for under the purchase method of accounting.
            The cost of the acquisition has been allocated to the assets and the liabilities assumed based on their estimated fair values at the date of the acquisition. The excess of the cost over the fair value of the net assets acquired amounted to approximately $26,157,000, of which $10,218,000 was allocated to in-process research and development and was expensed as of the acquisition date, $7,508,000 was recorded as purchased technology which is being amortized over seven years, $3,577,000 was recorded as other purchased intangibles which are being amortized over five to seven years and $4,854,000 has been recorded as goodwill, which is being amortized over ten years. The in-process research and development charge is included in the accompanying consolidated statement of operations for the year ended July 31, 2000. The acquisition cost was allocated as follows (in thousands):

          Historical book value of net assets acquired                 $ 28,202
          Adjustments to record assets and liabilities at fair value:
            Fair value of in-process research and development costs      10,218
            Fair value of existing technology                             7,508
            Fair value of assembled workforce                             2,835
            Fair value of customer base                                     742
            Excess of the purchase price over the fair value of
              net assets                                                  4,854
                                                                       --------
                                                                       $ 54,359
                                                                       ========

      An independent third-party appraiser was used to assess and value the purchased in-process research and development, existing technology, assembled workforce, and customer base from the acquisition. The valuation of existing technology and in-process research and development was determined for products under development, based upon the estimated future revenues to be earned upon commercialization of the products. The percentage of the cash flows allocated to the purchased in-process research and development was derived from the estimated percentage complete for each of the projects. These cash flows were discounted back to their net present value. The resulting projected net cash flows from such projects reflects management's estimates of revenues and operating profits related to such projects. The workforce and customer base valuation was based upon replacement cost.

      The operating results of EF Data have been included in the consolidated statements of operations from the acquisition date (July 10, 2000) through July 31, 2000. The Company's unaudited pro forma results for fiscal years 2000 and 1999 assuming the merger occurred on August 1, 1998 and August 1, 1999 are as follows:

                                                                 1999       2000
                                                            ---------    -------
               Net revenues                                $ 120,258     153,479
               Net income (loss)                              (8,941)        187
               Basic income (loss) per share                   (2.16)       0.03
               Diluted income (loss) per share                 (2.16)       0.03
               Weighted average shares                         4,143       5,663
               Weighted average shares assuming dilution       4,143       6,280

      These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the merger been in effect August 1, 1998 and August 1, 1999, or the future results of operations.

(3)   Accounts Receivable

      Accounts receivable consist of the following at July 31, 2000 and 1999:

                                                                                            2000           1999
                                                                                     -----------    -----------
            Accounts receivable from commercial customers                            $19,841,000      3,924,000
            Unbilled receivables (including retainages) on contracts-in-progress       2,602,000      1,154,000
            Amounts receivable from the United States government and its agencies      2,567,000        219,000
                                                                                     -----------    -----------
                                                                                      25,010,000      5,297,000
            Less allowance for doubtful accounts                                         806,000        145,000
                                                                                     -----------    -----------

                        Accounts receivable, net                                     $24,204,000      5,152,000
                                                                                     ===========    ===========

      In the opinion of management, substantially all of the unbilled balances will be billed and collected during fiscal 2001.

(4)   Inventories

      Inventories consist of the following at July 31, 2000 and 1999:

                                                             2000           1999
                                                      -----------    -----------
         Raw materials and components                 $14,814,000      3,553,000
         Work-in-process                               14,265,000      5,798,000
                                                      -----------    -----------
                                                       29,079,000      9,351,000
         Less:
               Progress payments                          380,000        302,000
               Reserve for anticipated losses on
                 contracts and inventory reserves       2,529,000      1,170,000
                                                      -----------    -----------

                   Inventories, net                   $26,170,000      7,879,000
                                                      ===========    ===========

(5)   Property, Plant and Equipment

      Property, plant and equipment consists of the following at July 31, 2000 and 1999:

                                                             2000           1999
                                                      -----------    -----------
         Equipment                                    $18,958,000      9,574,000
         Leasehold improvements                         1,674,000        427,000
         Facilities financed by capital lease           3,365,000      3,365,000
         Equipment financed by capital lease            1,569,000      4,219,000
                                                      -----------    -----------
                                                       25,566,000     17,585,000
         Less accumulated depreciation and
           amortization                                14,828,000     13,275,000
                                                      -----------    -----------

                                                      $10,738,000      4,310,000
                                                      ===========    ===========

      Depreciation and amortization expense on property, plant and equipment amounted to approximately $1,562,000, $1,152,000, and $1,103,000 for the years ended July 31, 2000, 1999 and 1998, respectively.

(6)   Accrued Expenses and Other Current Liabilities

      Accrued expenses and other current liabilities consist of the following at July 31, 2000 and 1999:

                                                             2000           1999
                                                      -----------    -----------
         Customer advances and deposits               $ 1,346,000      2,798,000
         Accrued wages and benefits                     3,970,000      1,603,000
         Accrued commissions                            3,992,000        915,000
         Accrued warranty                               2,314,000             --
         Other                                          2,035,000        710,000
                                                      -----------    -----------

                                                      $13,657,000      6,026,000
                                                      ===========      =========


(7)   Capital Lease Obligations

      Capital lease obligations consist of the following at July 31, 2000 and 1999:

                                                             2000           1999
                                                       ----------     ----------
         Obligations under capital leases              $1,516,000      1,564,000
         Less current installments                        608,000        605,000
                                                       ----------     ----------

                                                       $  908,000        959,000
                                                       ==========     ==========

      The obligations under capital leases relate to the Melville, New York facilities, as well as certain equipment, the net carrying value of which was $2,106,000 and $2,087,000 at July 31, 2000 and 1999,
            respectively.

      Future minimum lease payments under capital leases as of July 31, 2000 are:

                Years ending July 31,
                           2001                               $   720,000
                           2002                                   454,000
                           2003                                   278,000
                           2004                                   192,000
                           2005                                   100,000
                                                              -----------

                Total minimum lease payments                    1,744,000

                Less amounts representing
                  interest (at rates varying
                  from 6.8% to 10.8%)                             228,000
                                                              -----------
                                                                1,516,000
                Less current installments                         608,000
                                                              -----------
                Obligations under capital leases,
                  net of current installments                 $   908,000
                                                              ===========

      In December 1991, the Company and a partnership controlled by the Company's Chairman, Chief Executive Officer and President entered into an agreement in which the Company leases from the partnership its corporate headquarters and Melville production facility. The lease is for a ten-year period and provides for annual rentals of approximately $456,000 for fiscal 2000, subject to annual adjustments equal to the lesser of 5% or the change in the Consumer Price Index. For financial reporting purposes, the Company has capitalized this lease at inception in the amount of $2,450,000, net of deferred interest of $1,345,000. The outstanding balance at July 31, 2000 and 1999 approximated $501,000 and $817,000, respectively.

(8)   Long-term Debt

      In July of 2000, in connection with the acquisition of EF Data, the Company entered into a secured loan agreement with the Teachers' Retirement System of Alabama, The Employees' Retirement System of Alabama, the Alabama Heritage Trust Fund, PEIRAF-Deferred Compensation Plan, and State Employees' Health Insurance Fund which provided a term loan in the amount of $40,000,000, expiring on June 30, 2005. Costs incurred to obtain the financing amounted to $269,000 and is included in other assets in the accompanying consolidated balance sheet. Borrowings under the term loan are evidenced by promissory notes and are secured by all of the Company's assets. The principal amount of the loan outstanding bear interest at the annum rate of 9.25%. In addition, the Company, on December 30, 2000, shall make a payment of interest equal to all accrued and unpaid interest. The loan agreement contains restrictive covenants which, among other things, requires the Company to maintain certain financial ratios. At July 31, 2000 the Company was in compliance with such covenants.

      Future minimum debt payments as of July 31, 2000 are:

                Years ended July 31,
                                    2001                         $     2,100,000
                                    2002                               5,900,000
                                    2003                               9,550,000
                                    2004                              13,600,000
                                    2005                               8,850,000
                                                                 ---------------
                Total minimum debt payments                           40,000,000
                Less current installments                              2,100,000
                                                                 ---------------

                Long-term debt, less current installments        $    37,900,000
                                                                 ===============

(9)   Income Taxes

      The provision (benefit) for income taxes on continuing operations included in the accompanying consolidated statements of operations consists of following:

                                                  Year ended July 31,
                                                  -------------------
                                            2000            1999            1998
                                     -----------     -----------     -----------
         Federal - current           $ 1,004,000          60,000          45,000
         Federal - deferred           (1,204,000)     (3,949,000)             --

         State and local - current       446,000         135,000         135,000
         State and local-deferred       (161,000)             --              --
                                     -----------     -----------     -----------
                                     $    85,000      (3,754,000)        180,000
                                     ===========     ===========     ===========

      The provision (benefit) for income taxes on income from continuing operations was $85,000, ($3,754,000) and $180,000 for fiscal 2000,
            1999 and 1998, respectively and differed from the amounts computed by applying the U.S. Federal income tax rate of 34% as a result of the following:

                                                            2000                       1999                       1998
                                                            ----                       ----                       ----
                                                     Amount       Rate          Amount       Rate           Amount       Rate
                                                     ------       ----          ------       ----           ------       ----
Computed "expected" tax expense                $(1,338,000)     (34.0)%       927,000       34.0%         437,000       34.0%
Increase (reduction) in income taxes
  resulting from:
    Change in the beginning of the year
      valuation allowance for deferred
       tax assets                                1,623,000       41.2      (4,544,000)    (166.6)         (93,000)      (7.2)
    Utilization of tax benefit carryforward             --         --        (223,000)      (8.2)        (299,000)     (23.3)
    State and local income tax, net of
      federal benefit                              188,000        4.8          86,000        3.2          135,000       10.5

    Other state tax adjustments                   (388,000)      (9.8)             --         --               --         --
                                               -----------      -----      ----------      ------         -------       ----

                                               $    85,000        2.2%     (3,754,000)    (137.6)%        180,000       14.0%
                                               ===========      =====      ==========     ======          =======       ====

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at July 31, 2000 and 1999 are presented below.

                                                                              2000            1999
                                                                              ----            ----
            Deferred tax assets:
                Allowance for doubtful accounts receivable             $    94,000          60,000
                Intangibles                                              4,351,000              --
                Inventory reserve                                        1,136,000         646,000
                Plant and equipment, principally due to capitalized
                  leases  and differences in depreciation                  628,000         (16,000)
                Compensated absences, principally due to accrual
                  For financial reporting purposes                       1,895,000         395,000
                Deferred compensation                                      236,000         250,000
                Net operating loss carryforwards                                --       3,490,000
                Investment tax credit carryforwards                             --         440,000
                Alternative minimum tax credit carryforwards                    --          87,000
                                                                       -----------     -----------
                      Total gross deferred tax assets                    8,340,000       5,352,000
            Less valuation allowance                                    (2,400,000)       (777,000)
                                                                       -----------     -----------
                      Net deferred tax assets                          $ 5,940,000       4,575,000
                                                                       ===========     ===========

      The Company provides for income taxes under the provisions of SFAS No.
            109, "Accounting for Income Taxes". SFAS 109 requires an asset and liability based approach in accounting for income taxes. In assessing the realizability of deferred tax assets and liabilities, management considers whether it is more likely than not that some portion or all of them will not be realized. During fiscal 1999, the Company concluded that a full valuation allowance was no longer necessary given its estimates of future earnings, which include substantial long-term contracts entered into in the first and fourth quarters of fiscal 1999 and the expected timing of temporary difference reversals. Accordingly, the Company reduced the valuation allowance to $777,000 during fiscal 1999 and recorded deferred tax assets of $4,575,000. In fiscal 2000, the Company's gross deferred tax asset was $8,340,000 offset by a valuation allowance of $2,400,000 related to the extended write off period of in-process research and development from the acquisition of EF Data. The Company must generate approximately $22,610,000 of taxable income to fully utilize its deferred tax assets. Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

(10)  Stockholders' Equity

      (a)   Common Stock Offering

      In February and March 2000, the Company sold an aggregate of 2,645,000 shares of its common stock in a public offering resulting in net proceeds to the Company of approximately $42.4 million.

      (b)   Option and Warrant Plans and Agreements

      The Company has several option and warrant plans and agreements as follows:

      1982 Incentive Stock Option Plan - The 1982 Incentive Stock Option and
            Appreciation Plan provided for the granting to key employees and officers of incentive stock options to purchase up to 240,000 shares of the Company's common stock through September 29, 1992 at prices not less than the fair market value of such shares on the date the option is granted. The plan expired on September 29, 1992. Options granted to purchase an aggregate of 13,050 shares remain outstanding. All outstanding awards have been transferred to the 2000 Stock Incentive Plan. The terms applicable to these awards prior to the transfer continue to apply.

      1993 Incentive Stock Option Plan - The 1993 Incentive Stock Option Plan, as amended, provides for the granting to key employees and officers of incentive and non-qualified stock options to purchase up to 1,042,500 shares of the Company's common stock at prices generally not less than the fair market value at the date of grant with the exception of anyone who, prior to the grant, owns more than 10% of the voting power, the exercise price cannot be less than 110% of the fair market value. In addition, it provided formula grants to non-employee members of the Board of Directors. The term of the options may be no more than ten years. However, for incentive stock options granted to any employee who, prior to the granting of the option, owns stock representing more than 10% of the voting power, the option term may be no more than five years. As of July 31, 2000, the Company had granted incentive stock options representing the right to purchase an aggregate of 1,086,515 shares at prices ranging between $1.50 - $11.94 per share, of which 106,868 options were canceled and 721,628 are outstanding at July 31, 2000. To date, 258,019 shares have been exercised. Outstanding awards have been transferred to the 2000 Stock Incentive Plan. The terms applicable to these awards prior to the transfer continue to apply. The plan was terminated by the Board of Directors in December 1999 due to the approval by the shareholders of the 2000 Stock Incentive Plan.

      2000 Stock Incentive Plan- The 2000 Stock Incentive Plan, which was approved by the shareholders on December 14, 1999, provides for the granting to all employees and consultants of the Company (including prospective employees and consultants) non-qualified stock options, stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards. In addition, employees of the Company are eligible to be granted incentive stock options. Non-employee directors of the Company are eligible to receive non-discretionary grants of nonqualified stock options subject to certain limitations. The aggregate number of shares of common stock which may be issued may not exceed 500,000 plus 882,935 shares that were transferred to the Plan relating to outstanding awards that were previously granted under the 1982 Incentive Stock Option Plan and the 1993 Incentive Stock Option Plan. The Stock Option Committee of the Board of Directors, consistent with the terms of the Plan, will determine the types of awards to be granted, the terms and conditions of each award and the number of shares of common stock to be covered by each award. Grants of incentive and non-qualified stock options may not have a term exceeding ten years or no more than five years in the case of an incentive stock option granted to a stockholder who owns stock representing more than 10% of the voting power. As of July 31, 2000, the Company had granted incentive stock options representing the right to purchase an aggregate of 52,000 shares at prices ranging between $11.25 - $16.25 of which 3,000 options were canceled and 49,000 are outstanding at July 31, 2000. There have been no exercises. All options granted have been incentive stock options at prices equal to the fair market value of the stock on the date of grant.

      Warrant Issued Pursuant to Acquisition of CMDC - As part of the asset purchase agreement for the acquisition of CMDC (see Note 2), the Company issued warrants to the owners and creditors to purchase 150,000 shares of the Company's common stock at an exercise price of $6.57. The warrants, which contain transferability restrictions, are exercisable for a period of five years commencing September 24, 1998, and shares purchased through the exercise of these warrants contain voting restrictions. During fiscal 2000, warrants to purchase 30,000 shares were exercised.

      (c)   Option Activity

      The following table sets forth summarized information concerning the Company's stock options:

                                                     Number             Weighted
                                                         of     Average exercise
                                                     Shares                price
                                                    -------      ---------------

            Outstanding at July 31, 1997            320,970      $          2.55
            Granted                                 583,125                 2.99

            Expired/canceled                        (13,500)                2.13
            Exercised                               (32,400)                2.00
                                                    -------

            Outstanding at July 31, 1998            858,195                 2.65
            Granted                                 140,250                 6.08
            Expired/canceled                         (5,688)                5.90
            Exercised                               (88,362)                2.43
                                                    -------      ---------------

            Outstanding at July 31, 1999            904,395      $          3.40
            Granted                                 109,500                12.02
            Expired/canceled                        (42,100)                5.69
            Exercised                              (188,117)                2.71
                                                    -------      ---------------
            Outstanding at July 31, 2000            783,678                 4.65
                                                    =======      ===============

            Options exercisable
                July 31, 2000                       297,738      $          3.52

            Options available for
                grant at July 31, 2000              508,310

      The options outstanding as of July 31, 2000 are summarized in ranges as follows:

                                    Weighted    Number of          Weighted
                   Range of          average       options          average
             exercise price   exercise price   outstanding   remaining life
             --------------   --------------   -----------   --------------

               $  1.50-3.99       $     2.94       555,928          7 years
                  4.00-7.50             6.27       134,750          8 years
                 7.51-12.00            10.54        60,000          9 years
                12.01-17.84            16.14        33,000         10 years

      (d)   Stock-Based Compensation Plans

      The Company accounts for its stock option plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income (loss) and income (loss) per share would have been reduced to the following pro forma amounts:

                                                           2000           1999           1998
                                                  -------------      ---------      ---------
      Net income (loss)  As reported              $  (3,941,000)     5,265,000      1,104,000
                         Pro forma                $  (4,617,000)     4,836,000        817,000

      Net income (loss)
      per share          As reported Basic        $       (0.69)          1.27           0.28
                                     Diluted      $       (0.69)          1.15           0.27

                         Pro forma   Basic        $       (0.82)          1.17           0.21
                                     Diluted      $       (0.82)          1.06           0.19

      The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income (loss) and net income (loss) per share amounts presented above because compensation cost is reflected over the option's vesting period and compensation cost for options granted prior to August 1, 1995 was not considered.

      The per share weighted-average fair value of stock options granted during 2000 and 1999 was $9.14 and $3.19, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

      2000 - expected dividend yield of 0%, risk-free interest rate of 6.04%, expected volatility of 82.74% and an expected option life of 10 years.

      1999 - expected dividend yield of 0%, risk-free interest rate of 5.86%, expected volatility of 69.5% and an expected option life of 10 years.

      1998 - expected dividend yield of 0%, risk-free interest rate of 6%, expected volatility of 63.32% and an expected option life of 10 years.

      (e)   Restricted Common Stock

      In February 1994, a total of 180,000 (after effect of three-for-two stock split - see Note 10(f)) restricted shares of the Company's common stock were granted by the Board of Directors to the principal officers of one of the Company's operating units, Comtech Communications Corp, ("CCC"), at a cost of $.10 per share. The award relates to services to be provided over future years and, as a result, the stock awards are subject to certain restrictions which may be removed earlier upon CCC attaining certain business plan milestones, as provided in the agreement, but no later than ten years from the date of the award. The excess of market value over cost of the shares awarded of $633,000 was recorded as deferred compensation and is being amortized to expense over a ten-year period subject to the aforementioned accelerated provisions, if appropriate, as evaluated on an annual basis. The deferred compensation is reflected as a reduction of stockholders' equity in the accompanying consolidated balance sheet.

      In July 2000, the Company combined the operations of CCC with Comtech EF
            Data Corp. ("CEFD") and the principal officers of CCC were made principal officers of the combined companies. The Board of Directors accelerated the vesting of all of the remaining shares of this agreement. The remaining unamortized balance of $136,000 of deferred compensation was expensed in fiscal 2000.

      In October 1998, a total of 225,000 (after effect of three-for-two stock split - see Note 10(e) restricted shares of the Companys' common stock were granted by the Board of Directors to the principal officers and employees of the

            Companys' new subsidiary, Comtech Mobile Datacom Corp.("CMDC"), at a cost of $.10 per share. The award relates to services to be provided over future years and, as a result, the stock awards are subject to certain restrictions which may be removed earlier upon CMDC attaining certain business plan milestones, as provided in the agreement, but no later than ten years from the date of the award. The excess of market value over cost of the shares awarded of $1,041,000 was recorded as deferred compensation and is being amortized to expense over a ten-year period subject to the aforementioned accelerated provisions, if appropriate, as evaluated on an annual basis. The deferred compensation is reflected as a reduction of stockholders' equity in the accompanying consolidated balance sheet as of July 31, 2000.

      (f)   Stock Split

      On July 6, 1999, the Company's Board of Directors authorized a three-for-two stock split effected in the form of a 50% stock dividend payable July 30, 1999 to stockholders of record on July 16, 1999. All share and per share amounts in the accompanying consolidated financial statements have been restated to reflect the stock split.

(11)  Segment and Principal Customer Information

      Effective July 31, 1999, the Company adopted SFAS No. 131,"Disclosures about Segments of an Enterprise and Related Information." Reportable operating segments are determined based on the Company's management approach. The management approach, as defined by SFAS No. 131, is based on the way that the chief operating decision-maker organizes the segments within an enterprise for making operating decisions and assessing performance. While the Company's results of operations are primarily reviewed on a consolidated basis, the chief operating decision-maker also manages the enterprise in four segments:

            (I) Telecommunications Transmission, (II) RF Microwave Amplifiers,
            (III) Mobile Data Communications Services and (IV) Wireless Local Loop, which has been discontinued. Telecommunications Transmission products include modems, frequency converters, satellite VSAT transceivers and antennas and over-the-horizon microwave communications products and systems. RF Microwave Amplifier products include high-power amplifier products that use the microwave and radio frequency spectrums. Mobile Data Communications Services include two-way messaging links between mobile platforms or remote sites and user headquarters using satellite, terrestrial microwave or Internet links. Corporate assets consist principally of cash, deferred tax assets and intercompany receivables. Corporate losses result from such corporate expenses as legal, accounting and executive. Sales between segments were negligible. Eliminations consist of intercompany balances.

                                                                 (in thousands)

                                                                   Mobile Data
                           Telecommunications    RF Microwave   Communications          Un-
   Fiscal 2000                   Transmission      Amplifiers         Services    allocated   Eliminations      Total
   -----------                   ------------      ----------         --------    ---------   ------------      -----
Net sales                            $ 53,311          10,968            2,165                                 66,444
Operating income (loss)                   254              52           (2,350)      (2,604)                   (4,648)
Interest income                                                                       1,511                     1,511
Interest expense                          282              99                                                     381
Depreciation and
  amortization                            974             763              159          253                     2,149
Expenditure for
  long-lived assets                    27,166           1,356              286            5                    28,813
Total assets                           68,018           9,693            4,286      101,112        (57,078)   126,031

                                                                   Mobile Data
                           Telecommunications    RF Microwave   Communications          Un-
   Fiscal 1999                   Transmission      Amplifiers         Services    allocated   Eliminations     Total
   -----------                   ------------      ----------         --------    ---------   ------------     -----
Net sales                            $ 23,045          14,523              318           --                   37,886
Operating income (loss)                 2,296           2,503             (309)      (1,663)                   2,827
Interest income                            10              --                            55                       65
Interest expense                           38             152               11            3                      204
Depreciation and
  amortization                            461             714               87          248                    1,510
Expenditure for
  long-lived assets                       791             326            1,734            3                    2,854
Total assets                           16,907           8,409            2,691       15,494       (13,654)    29,847

                                                                   Mobile Data
                           Telecommunications    RF Microwave   Communications          Un-
   Fiscal 1998                   Transmission      Amplifiers         Services    allocated   Eliminations       Total
   -----------                   ------------      ----------         --------    ---------   ------------       -----
Net sales                            $ 13,047          17,067              --            --                     30,114
Operating income (loss)                   123           2,565              --        (1,236)                     1,452
Interest income                            --              --                            36                         36
Interest expense                           52             160              --            22                        234
Depreciation and
  amortization                            506             653              --            47                      1,206
Expenditure for
  long-lived assets                       669             850              --            --                      1,519
Total assets                            4,433           9,207              --        11,930         (5,860)     19,710

      Sales to one customer in fiscal 2000 and 1999 represented 43.1% and 27.0%, respectively, and sales to a different customer in fiscal 1998 represented 12.2% of the consolidated net sales, respectively. Such sales were made from the Telecommunications Transmission business segment in 2000 and 1999, and from the RF Microwave Amplifier business segment in 1998. During fiscal 2000, 1999 and 1998, approximately 8.8%, 15.6% and 19.5%, respectively, of the Company's net sales resulted from contracts with the United States government and its agencies. Export sales comprised 71.4%, 60.1% and 46.5% of net sales in fiscal 2000, 1999 and 1998, respectively. Export sales include sales to domestic companies for inclusion in products which will be sold to international customers.

(12)  Commitments and Contingencies

      (a)   Operating Leases

      The Company is obligated under noncancellable operating lease agreements.
            At July 31, 2000, the future minimum lease payments under operating leases are as follows:

                      2001                     $ 1,757,000
                      2002                       1,855,000
                      2003                       1,941,000
                      2004                       2,019,000
                      2005                       1,763,000
                      Thereafter                   599,000
                                               -----------
                                               $ 9,934,000
                                               ===========

      Lease expense charged to operations was $474,000, $301,000 and $140,000 in fiscal 2000, 1999 and 1998, respectively.

      (b)   United States Government Contracts

      Certain of the Company's contracts are subject to audit by applicable governmental agencies. Until such audits are completed, the ultimate profit on these contracts cannot be determined; however, it is management's belief that the final contract settlements will not have a material adverse effect on the Company's consolidated financial condition.

      (c)   Litigation

      The Company is subject to certain legal actions which arise out of the normal course of business. It is management's belief that the outcome of these actions will not have a material adverse effect on the Company's consolidated financial position.

      (d)   Employment Contract

      Mr. Kornberg, the Company's Chairman of the Board of Directors, Chief
            Executive Officer and President is employed pursuant to an agreement which was amended and restated in January 1998 which provides, among other things, for his employment until 2003 at a current basic compensation of $295,000 per annum plus such additional amounts, if any, as the Board of Directors may from time to time determine.

(13)  Discontinued Operations

      Based upon CWI's disappointing fiscal 1999 results of operations and its uncertain future prospects, in September 1999, the Board of Directors approved a plan to liquidate CWI by January 31, 2000. Costs and expenses, assets and liabilities, and cash flows associated with CWI have been excluded from the respective captions in the accompanying consolidated balance sheets, statements of operations and statements of cash flows. Components of amounts included in the net liabilities of discontinued operations in the accompanying consolidated balance sheets for fiscal 1999 are as follows:

                                                                 July 31, 1999
                                                                 -------------

      Inventory                                                  $     293,000
      Provision for operating losses during phase-out period          (430,000)
                                                                 -------------
                                                                 $    (137,000)
                                                                 =============

      During fiscal 2000, the Company liquidated the operations of CWI and recorded a loss of $137,000 net of applicable income taxes.

(14)  Stockholder Rights Plan

      On December 15, 1998, the Company's Board of Directors approved the adoption of a stockholder rights plan in which one stock purchase right ("Right") was distributed as a dividend on each outstanding share of the Company's common stock to stockholders of record at the close of business on January 4, 1999. Under the plan, the Rights will be exercisable only if triggered by a person or group's acquisition of 15% or more of the Company's common stock. If triggered, each Right, other than Rights held by the acquiring person or group, would entitle its holder to purchase a specified number of the Company's common shares for 50% of their market value at that time. Unless a 15% acquisition has occurred, the Rights may be redeemed by the Company at any time prior to the termination date of the plan.

            This Right to purchase common stock at a discount will not be triggered by a person's or group's acquisition of 15% or more of the common stock pursuant to a tender or exchange offer which is for all outstanding shares at a price and on terms that Comtech's Board of Directors determines (prior to acquisition) to be adequate and in the best interest of the Company and its stockholders. The Rights will expire on December 15, 2008.

                                                                     Schedule II

                        COMTECH TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                 Valuation and Qualifying Accounts and Reserves

                    Years ended July 31, 2000, 1999 and 1998

           Column A                     Column B             Column C             Column D        Column E
           --------                     --------             --------             --------        --------
                                                            Additions
                                                        -----------------
                                                        (1)           (2)
                                                                   Charged to
                                        Balance at   Charged to      other        Transfers      Balance at
                                         beginning    cost and      accounts-    (deductions)      end of
         Description                     of period    expenses      describe       describe        period
         -----------                     ---------    --------      --------       --------        ------
Allowance for doubtful accounts -
   accounts receivable:
       Year ended July 31,:
            2000                          145,000                                   661,000(E)      806,000
            1999                          170,000          --            --         (25,000)(D)     145,000
            1998                          102,000      96,000(C)         --         (28,000)(D)     170,000

Inventory reserves:
       Year ended July 31,:
            2000                        1,170,000     244,000(A)                  1,115,000(E)    2,529,000
            1999                          829,000     341,000(A)         --              --       1,170,000
            1998                          956,000          --                      (127,000)(B)     829,000

(A)   Increase in reserves for contract and other adjustments.
(B)   Reduction of excess reserves for contract and other adjustments.
(C)   Increase in allowance for doubtful accounts.
(D)   Write-off of uncollectible receivables.
(E)   Acquired in acquisition of EF Data.


                                       S-1